Exhibit 10.1

REDEMPTION SIDE LETTER

December 2, 2019

Re: Redemption Side Letter

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being entered into by and between Legacy Acquisition Corp. (the “Purchaser”), Legacy Acquisition Sponsor I LLC (the “Sponsor Designee) and Blue Valor Limited, a company incorporated in Hong Kong (the “Seller”), as contemplated by that certain Share Exchange Agreement, dated as of August 23, 2019 (the “Share Exchange Agreement”), by and between the Seller and the Purchaser, relating to the proposed acquisition of a wholly owned subsidiary of the Seller by the Purchaser pursuant thereto. All capitalized terms used herein shall have the respective meanings given to them in the Share Exchange Agreement unless specifically defined herein.

The execution and delivery of this Letter Agreement is a condition to the obligations of each of the Purchaser and the Seller to consummate the Transactions. In order to induce the Purchaser and the Seller to proceed with the consummation of the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor Designee hereby agrees with the Purchaser and the Seller as follows:

1. The Sponsor Designee agrees that, if after giving effect to the exercise of redemption rights by the redeeming stockholders of the Purchaser, the amount of funds available in the trust fund established by the Purchaser for the benefit of its public stockholders (the “Trust Fund”) is or at the time of the consummation of the Transactions will be less than $270,000,000, then immediately prior to the consummation of the Transactions, the Sponsor Designee shall surrender and forfeit to the Purchaser and shall cease to have any rights with respect to any Forfeited Class F Shares (as defined below) held by it, including not having any right to receive any Common Stock (which shares of common stock would be changed to “Common Stock” and referred to herein as such) or any other securities of the Purchaser or its affiliates in respect thereof. The number of such Forfeited Class F Shares shall be calculated as follow: one (1) share of Class F common stock of the Purchaser for each $401 shortfall in the amount of funds available in the Trust Fund below $270,000,000 (such number of shares subject to forfeiture, in the aggregate, the “Forfeited Class F Shares), up to a maximum of 3,750,000 Forfeited Class F Shares2. For example, if after giving effect to the exercise of redemption rights by the redeeming stockholders of the Purchaser the amount of funds available in the Trust Fund at the time of the consummation of the Transactions is $260,000,000, then the number of Forfeited Class F Shares to be surrendered and forfeited by the Sponsor Designee shall be 250,0003. The Sponsor Designee hereby (a) agrees and acknowledges that any other rights that it might have to the Forfeited Class F Shares are hereby terminated and shall be of no force or effect and (b) authorizes the Purchaser to take such actions as shall be necessary to evidence such surrender and forfeiture of the Forfeited Class F Shares as of immediately prior to the consummation of the Transactions. Notwithstanding the foregoing, if prior to Closing the Sponsor Designee irrevocably and unconditionally forfeits without maintaining any direct or indirect interest whatsoever in any of the 7,500,000 shares of Class F common stock of the Purchaser that it holds as of the date of this Letter Agreement other than pursuant to the provisions of this Section 1, the number of Forfeited Class F Shares calculated pursuant to this Section 1 shall be reduced by the number such otherwise forfeited shares of Class F common stock, including for purposes of Section 2 of this Letter Agreement, but in no event shall the number of Forfeited Class F Shares be less than zero. For the avoidance of doubt, any shares of Class F common stock so forfeited other than pursuant to the provisions of this Section 1 shall not impact or affect any of the calculations set forth herein, except with respect to the reduction of the number of Forfeited Class F Shares described in the immediately preceding sentence.

1	For any shortfall below $270,000,000, Class F Shares will be forfeited on a sliding scale for any shortfall of up to $150,000,000 (from $270,000,000 down to $120,000,000), with a maximum of 3,750,000 Forfeited Class F Shares (i.e., 50% of the Class F Shares held by the Sponsor Designee). As such, 1 Class F Share will be forfeited for each $40 in shortfall ($150,000,000 divided by $3,750,000).
2	Maximum number of Forfeited Class F Shares is equal to 50% of Class F shares held by the Sponsor Designee.
3	250,000 Forfeited Class F Shares in this example is equal to: (i) $10,000,000 shortfall ($270,000,000 threshold less $260,000,000 in Trust Fund at closing in this example), divided by (ii) $40 per the forfeiture formula.

In the event that the Purchaser obtains an extension related to the consummation of its initial business combination as referenced in Section 6.22 of the Share Exchange Agreement, the paragraph above shall be replaced in its entirety as follows:

“The Sponsor Designee agrees that, if after giving effect to the exercise of redemption rights by the redeeming stockholders of the Purchaser, the amount of funds available in the trust fund established by the Purchaser for the benefit of its public stockholders (the “Trust Fund”) is or at the time of the consummation of the Transactions will be less than $260,000,000, then immediately prior to the consummation of the Transactions, the Sponsor Designee shall surrender and forfeit to the Purchaser and shall cease to have any rights with respect to any Forfeited Class F Shares (as defined below) held by it, including not having any right to receive any Common Stock or any other securities of the Purchaser or its affiliates in respect thereof. The number of such Forfeited Class F Shares shall be calculated as follow: one (1) share of Class F common stock of the Purchaser for each $404 shortfall in the amount of funds available in the Trust Fund below $260,000,000 (such number of shares subject to forfeiture, in the aggregate, the “Forfeited Class F Shares), up to a maximum of 3,500,000 Forfeited Class F Shares5. For example, if after giving effect to the exercise of redemption rights by the redeeming stockholders of the Purchaser the amount of funds available in the Trust Fund at the time of the consummation of the Transactions is $250,000,000, then the number of Forfeited Class F Shares to be forfeited by the Sponsor Designee shall be 250,0006. The Sponsor Designee hereby (a) agrees and acknowledges that any other rights that it might have to the Forfeited Class F Shares are hereby terminated and shall be of no force or effect and (b) authorizes the Purchaser to take such actions as shall be necessary to evidence such surrender and forfeiture of the Forfeited Class F Shares as of immediately prior to the consummation of the Transactions. Notwithstanding the foregoing, if prior to Closing the Sponsor Designee irrevocably and unconditionally forfeits without maintaining any direct or indirect interest whatsoever in any of the 7,500,000 shares of Class F common stock of the Purchaser that it holds as of the date of this Letter Agreement other than pursuant to the provisions of this Section 1, the number of Forfeited Class F Shares calculated pursuant to this Section 1 shall be reduced by the number such otherwise forfeited shares of Class F common stock, including for purposes of Section 2 of this Letter Agreement, but in no event shall the number of Forfeited Class F Shares be less than zero. For the avoidance of doubt, any shares of Class F common stock so forfeited other than pursuant to the provisions of this Section 1 shall not impact or affect any of the calculations set forth herein, except with respect to the reduction of the number of Forfeited Class F Shares described in the immediately preceding sentence.”

2. To the extent that the volume weighted average share price for the shares of Common Stock of the Purchaser for any 30-day trading period during the 12 months beginning on or after the date that the Purchaser’s initial business combination with the Seller is consummated exceeds (a) $11.50, the Purchaser shall issue to the Sponsor Designee a number of shares of Common Stock of the Purchaser equal to 20% of the number of Forfeited Class F Shares, (b) $12.50, the Purchaser shall issue to the Sponsor Designee a number of shares of Common Stock of the Purchaser equal to 40% of the number of Forfeited Class F Shares, (c) $13.50, the Purchaser shall issue to the Sponsor Designee a number of shares of Common Stock of the Purchaser equal to 60% of the number of Forfeited Class F Shares, (d) $14.50, the Purchaser shall issue to the Sponsor Designee a number of shares of Common Stock of the Purchaser equal to 80% of the number of Forfeited Class F Shares, and (e) $15.50, the Purchaser shall issue to the Sponsor Designee a number of shares of Common Stock of the Purchaser equal to 100% of the number of Forfeited Class F Shares (each known as the “Reinstated Shares”); provided, however, the Reinstated Shares will be adjusted up or down as follows: (i) to extent that the average daily trading volume is less than 200,000, the Reinstated Shares will be reduced by 25%, or (ii) to the extent that the average daily trading volume exceeds 400,000, the Reinstated Shares will be increased by 25% with a cap equal to 100% of the Forfeited Class F Shares; provided, further, that in no event shall the number of shares of Common Stock issuable to the Sponsor Designee pursuant to this Section 2 exceed an amount equal to 100% of the number of Forfeited Class F Shares (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like).

4	For any shortfall below $260,000,000, Class F Shares will be forfeited on a sliding scale for any shortfall of up to $140,000,000 (from $260,000,000 down to $120,000,000), with a maximum of 3,500,000 Forfeited Class F Shares (i.e., 40% of the Class F Shares held by the Sponsor Designee). As such, 1 Class F Share will be forfeited for each $40 in shortfall ($140,000,000 divided by $3,500,000).
5	Maximum number of Forfeited Class F Shares is equal to 46.67% of Class F shares held by the Sponsor Designee.
6	250,000 Forfeited Class F Shares in this example is equal to: (i) $10,000,000 shortfall ($260,000,000 threshold less $250,000,000 in Trust Fund at closing in this example), divided by (ii) $40 per the forfeiture formula.

3. The Purchaser agrees to take any and all action as may be necessary or advisable to effect (a) the surrender and forfeiture of any Forfeited Class F Shares pursuant to Section 1 hereof, and (b) the issuance of any shares of Common Stock of the Purchaser to the Sponsor Designee pursuant to Section 2 hereof.

4. The Sponsor Designee further covenants and agrees to, prior to Closing, (a) execute and deliver to the other parties thereto a counterpart to the Investor Rights Agreement as attached to the Share Exchange Agreement, and (b) except as expressly contemplated by the Share Exchange Agreement and the Additional Agreements, and the transactions contemplated thereby, terminate any and all contracts, agreements, understandings or arrangements of any kind between the Sponsor Designee or any of its affiliates and the Purchaser and any agreement with any third parties related thereto, including without limitation with respect to any registration rights that the Sponsor Designee may have with respect to any securities of the Purchaser.

5. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, except as provided above. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor Designee and its successors and permitted assigns.

7. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

LEGACY ACQUISITION SPONSOR I LLC

By:	/s/ Edwin J. Rigaud
Name: Edwin J. Rigaud
Title: Chairman & CEO

LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaud
Name: Edwin J. Rigaud
Title: Chairman & CEO

BLUE VALOR LIMITED

By:	/s/ He Shen
Name: He Shen
Title: Authorized Signatory